Exhibit 99.3

WHITTIER ENERGY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2005 and for the six months ended June 30, 2006 have been prepared to show the effect of the acquisition of certain oil and gas property interests in the Westhoff Ranch Field by the Company as if the purchase had occurred at the beginning of each respective period using the assumptions set forth in the accompanying footnotes.

The Company acquired an average 75% operated working interest (62.3% average net revenue interest including 3.85% of average royalty interest) in the Westhoff Ranch Field, located in Jackson County, Texas, on June 1, 2006 for approximately $18 million in cash. The purchase price was funded by borrowings under the Company’s existing revolving credit facility. The acquisition had an effective date of February 1, 2006 and includes interests in approximately 22 gross oil and gas wells and one salt water disposal well.

The pro forma results are based on the Company’s historical consolidated statement of operations for each period and the applicable statement of revenues and direct operating expenses for the acquired properties. The unaudited pro forma consolidated statement of operations may not be indicative of the results that actually would have occurred if the acquisition had been effective during the prior periods presented or of any future results. The pro forma financial statements should be reviewed in conjunction with the Company’s historical financial statements for the respective periods and the applicable statement of revenues and direct operating expense included herein.

Whittier Energy Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2005

(In Thousands, Except Share Data)

	Whittier	Acquired
	Historical	Properties	Adjustments		Pro Forma
		(Restated)	(Restated)		(Restated)
Oil and gas revenues	$26,942	$7,478	$—		$34,420

Cost and expenses:
Lease operating expenses	5,465	603	—		6,068
Production taxes	2,680	540	—		3,220
Depreciation, depletion, and amortization	8,165	—	2,009	(1)	10, 174
Ineffective portion of hedge contracts	692	—	—		692
General & administrative expenses	3,439	—	—		3,439

Total costs and expenses	20,441	1,143	2,009		23,593

Income from operations	6,501	6,335	(2,009)		10,827
Other income/(expense)	1,425	—	(512	)(2)	913

Income before income taxes	7,926	6,335	(2,521)		11,740
Provision for income taxes	(2,585)	—	(1,242	)(3)	(3,827)

Net income/(loss)	$5,341	$6,335	$(3,763)		$7,913

Basic earnings per share:	$1.31				$1.94
Dilutive earnings per share	$.60				$.89

Weighted average number of shares outstanding (basic)	4,081,965				4,081,965

Weighted average number of shares outstanding (dilutive)	8,915,801				8,915,801

Whittier Energy Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2006

(In Thousands, Except Share Data)

	Whittier	Acquired
	Historical	Properties	Adjustments		Pro Forma
		(Restated)	(Restated)		(Restated)
Oil and gas revenues	$20,817	$3,826	$—		$24,643

Cost and expenses:
Lease operating expenses	2,910	408	—		3,318
Production taxes	1,573	239	—		1,812
Depreciation, depletion, and amortization	7,968	—	1,235	(1)	9,203
Ineffective portion of hedge contracts	(706)	—	—		(706)
General & administrative expenses	2,572	—	—		2,572

Total costs and expenses	14,317	647	1,235		16,199

Income from operations	6,500	3,179	(1,235)		8,444
Other income/(expense)	121	—	(329	)(2)	(208)

Income before income taxes	6,621	3,179	(1,564)		8,236
Provision for income taxes	(2,185)	—	(500	)(3)	(2,685)

Net income	$4,436	$3,179	$(2,064)		$5,551

Basic and dilutive earnings per share:
Basic earnings per share	$.35				$.44
Dilutive earnings per share	$.35				$.44

Weighted average number of shares outstanding (basic)	12,518,016				12,518,016

Weighted average number of shares outstanding (dilutive)	12,634,684				12,634,684

Note to Unaudited Pro Forma Consolidated Financial Data

The unaudited pro forma consolidated statements of operations for year ended December 31, 2005 and the six months ended June 30, 2006 reflect the following adjustments:

(1)                                  To adjust depreciation, depletion, and amortization expense to reflect the purchase price allocated to the acquisition using the units of production method under full cost accounting.

(2)                                  To adjust interest expense to reflect financing activities related to the acquisition.

(3)                                  To record income tax expense on the pro forma combined operating results using the Company’s effective federal and statutory rate.

The Company has restated its previously issued Unaudited Pro Forma Statement of Operations. This restatement corrects errors related to the Company’s determination of its average revenue interest acquired in the transaction.  The Company has determined that the average net revenue interest acquired in the transaction is approximately 62.3%. The effects of these adjustments are as follows (in thousands):

	For the six months ended June 30, 2006		For the year ended December 31, 2005
	As previously reported	As restated	As previously reported	As restated

Oil and gas revenues	$24,407	$24,643	$33,917	$34,420
Total costs and expenses	$16,111	$16,199	$23,443	$23,593
Net income	$5,419	$5,551	$7,675	$7,913